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Citywire

XA Investments in proxy war with CLO fund subadvisor Octagon
 (https://citywire.com/pro-buyer/news/xa-investments-in-proxy-war-with-clo-fund-subadvisor-octagon/a2494838)

By Tania Mitra

July 24, 2026

XA Investments and Octagon Credit Investors have continued to clash in a proxy war over the future of a listed closed-end fund focused on collateralized loan obligations (CLOs), days ahead of a crucial vote.

In May, XA Investments (XAI), the adviser of the XAI Floating Rate & Alternative Income Trust (XFLT), fired Octagon, which had been its subadvisor since its 2017 launch. Instead, it chose King Street Capital Management subsidiary Rockford Tower Asset Management as the new subadvisor. The change is pending a shareholder vote due to take place on July 30.

Normally, this is where the story would end. But, Octagon is contesting the change and has put forth its own proposal, calling for the removal of XAI from the fund, and instead placing itself as its adviser.

XAI claims to have fired Octagon because of poor performance and net asset value (NAV) depreciation. According to the firm, through March, XFLT has underperformed its benchmark by -19.09% over one year, -4.30% over three years, -3.32% over five years and -1.91% since inception. Further, its NAV has fallen about 54.40% since inception, meaning that the underlying value of each share has dropped, adding up to a total loss of roughly $406.7m across all current shares.

Octagon has rejected XAI’s argument and in a series of press releases, has maintained that under its stewardship, the fund’s underlying investments have outperformed their relevant indices and its total shareholder returns, and NAV returns have exceeded those of its peers. According to an Octagon presentation, since inception the total shareholder return, including distributions, was 9%, outperforming its peers, which averaged -13%. Since inception NAV return was cited as 24% versus the 25% achieved by its peers.

‘It is discouraging that the [fund’s] board continues to ignore both TSR and Total NAV return in favor of a misleading NAV measure that excludes distributions,’ Octagon said in a press release.

According to Morningstar figures, the fund’s total return based on NAV, including distribution, since 2017 to July 23, 2026 was 36.98%, compared with the Morningstar LSTA US LL 100 total return over the same period of 57.2%. The fund has also been trading at a discount to NAV, which is currently around -23%, since the start of 2025.

Potential fee benefits

Octagon also said that the appointment of Rockford Tower would not be in the best interest of shareholders, claiming that its parent King Street has experienced a ‘recent wave of poor performance’ in various funds and ‘client withdrawals so severe’ that it has allegedly imposed significant restrictions on client redemptions from its flagship investment vehicle. The firm also questioned Rockford’s experience and ability to manage a publicly traded CEF, especially given the alleged departure of ‘half’ of King Street’s ten partners since the end of 2024 and the exit of several CLO-focused personnel, including the global head of structured credit trading in the past 12 months.

Octagon is also alleging that XAI stands to benefit from hiring King Street as it will retain a higher cut of the 1.7% management fee ‘seemingly to support XAI’s subscale business’.

Instead, the firm is asking to become the adviser, removing XAI, and reducing its management fee to 1.3%, along with replacing the fund’s trustees - as it claims XFLT’s board is beholden to XAI for various reasons - and conducting a ‘significant’ tender offer at or near NAV.

In an interview, XAI’s managing director and general counsel, Ben McCulloch, called Octagon’s proxy contest ‘vicious and misleading’.

He said that Octagon’s statements about its performance on the fund are ‘misleading’ and clarified that the adviser-subadvisor fee split is break-pointed on AUM. For every dollar up to $500m in AUM, XAI made 40% of the management fee with Octagon, going up to 50% above that amount. Under the King Street subadvisory agreement, he said XAI’s share of management fees will be no greater than 48%, so on the first $500m, XAI will make slightly more than what it did with Octagon. XFLT’s total managed assets as of July 22 are $566.5m.

‘As it relates to actual dollars and fees, I wouldn’t say it’s an immaterial amount of near term increases that we would receive, but it’s not enough, you know, for this, and that wasn’t the motivation,’ McCulloch said.

On the contrary, XAI maintains that Octagon’s efforts to make itself the adviser is rooted in monetary gain since it would keep more of the management fee, even with an overall fee cut.

XAI is also defending its choice in King Street. McCulloch said that the flagship hedge fund is a credit product that, like other credit funds this year, has seen investors pull some capital, and has not apparently limited withdrawals but is instead allowing in-kind redemptions.

Additionally, he said it sits in a different part of King Street’s business. He said that King Street has grown at a faster clip than Octagon in recent years and has a larger investment team, including in European credit, making it more appropriate for XFLT. He also opposes Octagon’s assertion that King Street lacks experience, noting that the firm manages two European public funds and that Young Choi, the lead PM of the opportunistic credit strategy, has decades of experience with CLOs.

Advisors step in

This back and forth between the two firms has continued for a week and with the shareholder vote just days away, industry bodies are stepping in to opine.

On Wednesday, XAI published a press release stating that Institutional Shareholder Services (ISS) is recommending shareholders to vote for its proposal in favor of the King Street appointment after a review of the firm’s capabilities, noting that the fund’s ‘NAV has eroded considerably since inception’.

‘Based on this review, the board concluded that the potential benefits associated with retaining King Street, particularly its broader, more opportunistic and global investment mandate, outweighed any potential drawbacks and determined that the proposed sub-advisory agreement was in the best interests of the trust and its shareholders,’ ISS said.

Octagon published a press release in response, saying that the ISS did not suggest that changing the subadvisor would close the fund’s discount to NAV and acknowledged that ‘[n]o matter which peer set is used, the fund outperformed based on TSR [total shareholder return] over the one, three, and five years.”

On Thursday, ratings agency Egan-Jones recommended voting against XAI’s proposal and for Octagon’s instead. In its recommendation sheet, Egan-Jones said that among other things, Octagon has not underperformed a ‘properly weighted peer composite’, and that XAI’s fee split with King Street does not show evidence of ‘a direct benefit to shareholders’.

‘The performance case for replacing Octagon is considerably weaker than presented once measured against a benchmark that reflects XFLT’s actual structure rather than an unlevered loan index poorly suited to a levered, CLO heavy fund. Our own weighted analysis shows Octagon outperforming a fair composite in three of the last five years, with only modest relative weakness recently,’ Egan-Jones wrote.

Even if shareholders vote against the XAI proposal next week, Octagon will not be automatically reinstated as the subadvisor and King Street will manage the fund on an interim basis regardless of the outcome.